CPS Technologies Corporation

Grant Bennett, President

111 South Worcester Street

Norton, MA 02766

Telephone: (508) 222-0614

Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION HIRES CHIEF FINANCIAL OFFICER

Norton, Massachusetts, October 3, 2011. CPS Technologies Corporation (OTCBB: CPSH), the world-leader in metal-matrix composites, today announced that it has appointed Ralph Norwood as its Chief Financial Officer.

Mr. Norwood brings more than 25 years of financial management experience in high-technology public companies.  Previously he served as the VP/Treasurer and VP/Controller for Polaroid Corp. and the Vice-President and CFO for SatCon Technology.  Most recently he served as the President of Navigator Capital Advisors, LLC, a boutique financial consulting firm.  He is a CPA and earned his MBA from the Darden School at the University of Virginia.   He is also a graduate of the University of New Hampshire.

"I am extremely pleased that Ralph has joined our team," said Grant Bennett, President and CEO of CPS Technologies.  "Ralph brings deep skills and experience in corporate strategy, financial planning, management reporting, and investor relations, among other areas. He steps into the CFO position able to make immediate contributions to our current operations, and bringing the strategic skills needed to contribute significantly to our intermediate and long-term growth".

CPS Technologies Corporation produces metal-matrix composites used in high-power, high-reliability applications, providing both higher performance and improved efficiency in the use or generation of energy. These applications are in the mainstream of the growing movement towards alternative energy and green lifestyles.

This release does contain forward-looking statements. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, a continued or deepening general economic or business downturn in 2011 or a downturn in the electronics industry.